Exhibit 10.37

Memorandum Of Understanding On Payment Of Authorized Use Fee For Law & Chinese Courses

MEMORANDUM OF UNDERSTANDING ON PAYMENT OF AUTHORIZED

USAGE FEE FOR LAW COURSES & CHINESE COURSES

Party A: Online Education College of Renmin University of China

Party B: CMR Web Learning Co., Ltd.

Whereas:

Party A has begun to include the majors of Law and Chinese in its online education projects since the beginning of 2001 and Renmin University of China has authorized Party A to use its resources on the Law courses and Chinese courses to develop the corresponding CAI software for the online education, Party A therefore needs to pay the usage fees of the aforementioned courses to Renmin University of China with the amount of RMB 10,607,000 Yuan.

In accordance with the principles of payment for the service fees in the Service Agreement signed by both parties as of March 31, 2003, i.e. “conditioning on ensuring the balance of revenue and expenditure of Party A, the main revenue of Party A shall be mainly used for the technological development and construction of the online education” (the service fees paid to Party B). Both parties agree the aforementioned amount shall be deducted from the service fees due to be paid by Party A to Party B in the year 2001.

Party A:	Online Education College of Renmin University of China
(Seal of Online Education College of Renmin University of China)

Authorized representative:	/s/ Gu Zonglian
Date: May 16, 2003

Party B:	CMR Web Learning Co., Ltd.
(Seal of CMR Web Learning Co., Ltd.)

Authorized representative:	/s/ Wang Gongquan
Date: May 16, 2003